Exhibit 10.2

FORM OF LETTER AGREEMENT BETWEEN THOMAS P. MCCAFFREY AND KLX ENERGY SERVICES HOLDINGS, INC.

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

[•], 2018

Mr. Thomas P. McCaffrey

Senior Vice President and Chief Financial Officer

1300 Corporate Center Way

Wellington, FL 33414

Re:                             Terms of Employment

Dear Mr. McCaffrey:

This letter agreement confirms the terms and conditions of your employment with KLX Energy Services Holdings, Inc. (the Company) as set forth below:

Start Date:  [•], 2018.

Title and Reporting:  During the term of your employment with the Company, you will serve as Senior Vice President and Chief Financial Officer of the Company and its subsidiaries, and you will report directly to the Company’s Chief Executive Officer.

Duties and Responsibilities:  You will have the duties and responsibilities that are normally associated with the position described above.  In addition, you are hereby expressly permitted to continue to serve as an employee, executive officer, director or consultant of KLX Inc.

Cash Compensation:  During the period of your employment with the Company, the Company will pay you a cash base salary at the annual rate of one dollar ($1) in accordance with the usual payroll practices of the Company and subject to any applicable withholdings and deductions.  In addition, during the period of your employment with the Company, you may receive cash incentive compensation in the discretion of the Compensation Committee of the Company’s Board of Directors (the Committee), but you will not have any contractual entitlement to receive any such cash incentive compensation.

Incentive Equity:  Promptly following completion of the Company’s spin-off from KLX Inc., the Company will grant you a restricted stock award on the common stock of the Company pursuant to the Company’s Long-Term Incentive Plan (the LTIP) (i) representing three percent (3%) of the Company’s common stock on a fully diluted basis as of the effective date of the Company’s spin-off from KLX Inc., (ii) to become vested in four (4) equal annual installments on each of the first four (4) anniversaries of the effective date of the Company’s spin-off from KLX Inc., subject to your continued employment or other service with the Company on each applicable vesting date (and subject to the following clause (iii)), (iii) to become fully vested (A) upon an involuntary termination of your employment by the Company, (B) upon your death or “Disability” (as defined in the LTIP), (C) upon your voluntary retirement from the Company, subject to the consent of the Committee, or (D) upon the occurrence of a “Change in Control” (as defined in the LTIP) of the Company, and (iv) to be subject to such other terms and conditions as are set forth in the form of restricted stock award agreement as set forth on Exhibit A hereto.  You will also be considered to receive additional equity or other long-term incentive awards from the Company in the future.  The level of such participation, if any, will be determined in the sole discretion of the Company’s Board of Directors (or the Committee) from time to time.

Monthly Automobile Allowance:  During the period of your employment with the Company, you will receive either an automobile owned or leased by the Company or a monthly automobile allowance, as reasonably determined by the Company, which automobile or allowance will be at least equivalent (i.e., the same make and model, or equivalent value thereof) to that which KLX Inc. is currently providing to you.  To the extent that the Company elects to provide a monthly automobile allowance, such allowance will be paid in accordance with Company policy, but in any event, no later than on a monthly basis in arrears.

Employee Benefits, Vacation and Business Expenses:  Except to the extent equivalent benefits are provided by KLX Inc. or its successors or affiliates, during the period of your employment with the Company:  (i) you will be eligible to participate in all health, welfare, life insurance and retirement plans of the Company, and reimbursement of financial and estate planning costs and expenses, and (ii) you will be entitled to all rights and benefits pursuant to the Company’s travel policy, including, without limitation, personal and business use of the Company’s corporate aircraft.  You also will be entitled to annual paid time off in accordance with the Company’s policy on accrual and use generally applicable to employees of the Company from time to time; provided that your prior employment and service with each of B/E Aerospace, Inc. and KLX Inc. will be taken into account with respect to your annual paid time off entitlement.  Finally, upon presentation of reasonable substantiation and documentation, you will be reimbursed for all out-of-pocket business expenses incurred and paid by you during your employment with the Company and in connection with the performance of your duties hereunder in accordance with Company policy.

Indemnification; Directors’ and Officers’ Liability Insurance:  Both during and after the period of your service with the Company, regardless of the reason for termination, the Company hereby agrees to indemnify you and hold you harmless to the maximum extent permitted by applicable law against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your performance of your duties and obligations with the Company hereunder.  The Company will advance to you as incurred any costs and expenses (including attorney’s fees) incurred in the defense of any such action, suit, proceeding or investigation, subject to any limitation pursuant to applicable law.  The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of your service with the Company in the same amount and to the same extent as the Company covers its other active officers and directors.  The foregoing obligations will survive the termination of your service with the Company.

Proprietary Rights Agreement; Code of Conduct:  Contemporaneously with the execution of this letter agreement, you will enter into the Proprietary Rights Agreement regarding certain obligations relating to business, confidential and/or proprietary information of the Company in the form attached as Exhibit B hereto.  You also acknowledge and agree that, during the period of your employment with the Company and thereafter, as applicable, you will be subject to the Company’s Code of Conduct and other employment policies, as may be amended from time to time.

At-Will Employment:  Your employment with the Company will be “at-will.”  You may resign at any time with or without notice for any (or no) reason.  The Company may terminate your employment at any time, upon at least twelve (12) months’ prior written notice, for any (or no) reason.  You will not

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have any contractual right to severance benefits in connection with any termination of your employment with the Company, except for the accelerated vesting of the incentive equity award contemplated in this letter agreement, or except as may be otherwise provided in any severance plan or policy generally applying to employees of the Company, or as may be otherwise determined by the Committee in its sole discretion.

Governing Law:  This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Florida, without regard to the choice of law principles thereof, except that all matters related to the LTIP and any equity awards granted thereunder, will be governed by the internal laws of the State of Delaware, without regard to the choice of law principles thereof.

Entire Agreement:  This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral.  This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

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Very truly yours,

KLX ENERGY SERVICES HOLDINGS, INC.

By:

Name:

Title:

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: [•], 2018
Thomas P. McCaffrey

Signature Page to Employment Letter

EXHIBIT A

KLX ENERGY SERVICES HOLDINGS, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is made effective as of [•], 2018 (the “Date of Grant”) by KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), for the benefit of Thomas P. McCaffrey (the “Participant”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant the Restricted Stock provided for herein to the Participant pursuant to the Plan and the terms and conditions set forth herein;

NOW THEREFORE, the Restricted Stock is hereby granted, subject to the following terms and conditions:

Grant of the Award.  Subject to the provisions of this Award Agreement and the Plan, the Company hereby grants to the Participant, an aggregate of <# Shares>(1) restricted shares of Common Stock (the “Restricted Stock”), subject to adjustment as set forth in the Plan.

Incorporation of Plan.  The Company has previously provided the Participant with a copy of the Plan.  This Award Agreement and the Restricted Stock shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern.  Defined terms used herein without definition shall have the meanings ascribed thereto in the Plan.

Vesting Schedule.  Unless previously vested or canceled in accordance with the provisions of the Plan or this Award Agreement, subject to the Participant’s continued employment or other service with the Company or its subsidiaries on each applicable vesting date (except as otherwise provided herein), one fourth (1/4th) of the shares of Restricted Stock shall vest on each of the first, second, third and fourth anniversaries of the Date of Grant and shall no longer be subject to cancellation pursuant to Section 4 or the transfer restrictions set forth in Section 5.

Accelerated Vesting.  Subject to the following sentence and consistent with the terms and conditions set forth in the Incentive Equity provision of that certain employment letter, by and between the Participant and the Company, dated as of [•], 2018 (the “Employment Letter”), if, prior to the vesting of all shares of Restricted Stock hereunder, (A) the Participant’s service with the Company is:  (i) involuntarily terminated by the Company for any reason, (ii) voluntarily terminated by the Participant due to the Participant’s retirement from the Company, with the express consent of the Committee, (iii) terminated due to death or Disability or (B) a Change in Control occurs while the Participant remains in the continued service of the Company, then, in each case, all of the unvested shares of Restricted Stock shall vest immediately as of the date of such termination or Change in Control, as applicable, and shall no longer be subject to cancellation or the transfer restrictions set forth in Section 5.  The Participant and the Company agree to sign a mutual waiver and release of claims agreement, effective as of the date of termination, as a condition to the accelerated vesting of all then-unvested shares of the Participant’s Restricted Stock described in Section 4(A), substantially in the form attached hereto as Exhibit A (the “Mutual Waiver and Separation Agreement”).  For the avoidance of doubt, in the event that the Participant becomes a consultant or director of the Company following termination of the Participant’s employment with the Company, no termination of service shall be deemed to occur for purposes of the continued vesting of the Restricted Stock hereunder until such time as the Participant is no longer an employee, a consultant or a director of the Company.

(1)              Number of restricted shares to represent three percent (3%) of the Company’s common stock on a fully diluted basis as of the effective date of the Company’s spin-off from KLX Inc.

Nontransferability of Restricted Stock.  Unless otherwise determined by the Committee, the Restricted Stock may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to such terms and conditions as it shall specify, permit the transfer of the Restricted Stock, including, without limitation, for no consideration to a charitable institution or a Permitted Transferee.  Any shares of Restricted Stock transferred to a charitable institution may not be further transferable without the Committee’s approval and any shares of Restricted Stock transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

Rights as a Stockholder.  The Participant shall have, with respect to the Restricted Stock, all the rights of a stockholder of the Company, including, if applicable, the right to vote the Restricted Stock and to receive any dividends or other distributions, subject to the restrictions set forth in the Plan and this Award Agreement.

Dividends and Distributions.  Any cash, Common Stock or other securities of the Company or other consideration received by the Participant as a result of a distribution to holders of Restricted Stock or as a dividend on the Restricted Stock shall be subject to the same restrictions as the Restricted Stock, and all references to Restricted Stock hereunder shall be deemed to include such cash, Common Stock or other securities or consideration.

Legend on Certificates.  The Committee may cause a legend or legends to be put on certificates representing the Common Stock underlying the Restricted Stock to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Common Stock, and any applicable federal or state laws.

Conditions to Delivery of Common Stock Certificates.  The Company shall not be required to deliver any certificate or certificates for shares of Common Stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)                                 The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee determines to be necessary or advisable; and

(b)                                 The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience.

Physical Custody.  The Restricted Stock may be issued in certificate form or electronically in “book entry”.  The Secretary of the Company or such other representative as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under this Award Agreement with respect to the shares evidenced by such certificate expire or are removed.  In no event shall the Participant retain physical custody of any certificates representing unvested Restricted Stock assigned to the Participant.

No Entitlements.

(a)                                 No Right to Continued Service.  This award is not an employment or other service agreement, and nothing in this Award Agreement or the Plan shall (i) alter the Participant’s status as an “at-will” employee of the Company, (ii) be construed as guaranteeing the Participant’s service with the Company or as giving the Participant any right to continue in the service of the Company during any period or (iii) be construed as giving the Participant any right to be reemployed by the Company following any termination of service.

(b)                                 No Right to Future Awards.  This award of Restricted Stock and all other equity-based awards under the Plan are discretionary.  This award does not confer on the Participant any right or entitlement to receive another award of Restricted Stock or any other equity-based award at any time in the future or in respect of any future period, except as otherwise may be provided in the discretion of the Committee.

(c)                                  No Effect on Future Compensation.  The Company has made this award of Restricted Stock to the Participant in its sole discretion.  This award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Participant’s compensation.  In addition, this award of Restricted Stock will not be taken into account in determining any other service-related rights the Participant may have, such as rights to any pension pay.

Taxes and Withholding.  No later than the date as of which an amount with respect to the Restricted Stock first becomes includable in the gross income of the Participant for applicable income tax purposes, appropriate arrangements satisfactory to the Committee must be made regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled in Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement.  The obligations of the Company to deliver the certificates for shares of Common Stock under this Award Agreement shall be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including, without limitation, by withholding shares of Common Stock to be delivered upon vesting.

Section 83(b) Election.  If, within 30 days following the Date of Grant, the Participant makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Committee may require the Participant to deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

Securities Laws.  In connection with the grant or vesting of the Restricted Stock, the Committee may require such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

General Provisions.

(a)                                 Notices.  Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b)                                 Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Award Agreement.

(c)                                  Entire Agreement.  This Award Agreement, the Employment Letter, the Mutual Waiver and Separation Agreement and the Plan constitute the entire agreement with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

(d)                                 Amendments.  The Board or the Committee shall have the power to alter, amend, modify or terminate the Plan or this Award Agreement at any time; provided, however, that no such termination, amendment or modification may adversely affect the Participant’s rights under this Award Agreement without the Participant’s consent.  Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.

(e)                                  Successor.  Except as otherwise provided herein, this Award Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any Permitted Transferee pursuant to Section 5.

(f)                                   Choice of Law.  Except as to matters of federal law, this Award Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).

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IN WITNESS WHEREOF, the Company has executed this Award Agreement as of the date first written above.

KLX ENERGY SERVICES HOLDINGS, INC.

By:

Name:

Title:

PARTICIPANT

Thomas P. McCaffrey

EXHIBIT A

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of          , 20   , by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”) and Thomas P. McCaffrey (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Termination; Employment Letter.  Effective          , 20  , Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Employment Letter, dated as of [•], by and between Employee and the Company (the “Employment Letter”) and that certain Restricted Stock Award Agreement, dated as of [•], by and between Employee and the Company (the “Restricted Stock Agreement”).

2.                                      Non-Released Claims.

(a)                                 Employee Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Letter as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)                                 Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in that certain Proprietary Rights Agreement, dated as of [•], 2018, by and between Employee and the Company (the “Proprietary Rights Agreement”) (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.                                      General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)                                 any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)                                 any and all claims, relating to Employee’s employment by the Company, the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)                                  any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)                                 any and all claims under any contract, whether express or implied;

(e)                                  any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)                                   any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)                                  any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.                                      General Release in Favor of Employee.  The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.                                      Reserved.

6.                                      Covenants not to Sue.

(a)                                 Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)                                 Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.                                      No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.                                      Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.                                      Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.                               Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.                               Entire Agreement.  This Agreement, the Restricted Stock Agreement, the Proprietary Rights Agreement and the Employment Letter, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.                               General Provisions.

(a)                                 Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida’s conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)                                 Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)                                  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)                                 Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)                                  Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

(f)                                   Defense of Trade Secrets Act.  Notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.  Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

(g)                                  Whistleblowing.  Nothing in this Agreement or any other agreement between Employee and the Company shall be interpreted to limit or interfere with Employee’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law.  Employee may report such suspected violations of law, even if such action would require Employee to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding.  Lastly, nothing in this Agreement or any other agreement between Employee and the Company will be interpreted to prohibit Employee from collecting any financial incentives in connection with making such reports or require Employee to notify or obtain approval by the Company prior to making such reports to a government agency.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

KLX ENERGY SERVICES HOLDINGS, INC.

By:

Thomas P. McCaffrey		PRINT NAME:

TITLE:

STATE OF FLORIDA	)

) ss.

COUNTY OF	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Thomas P. McCaffrey, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a                        as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this       day of          , 20  .

Notary Public

My Commission Expires:

EXHIBIT B

KLX ENERGY SERVICES HOLDINGS, INC. PROPRIETARY RIGHTS AGREEMENT

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to KLX Energy Services Holdings, Inc. and/or any of its subsidiaries or affiliated businesses (collectively, the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter.  I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future.  As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company.

I acknowledge and agree that:

Agreement and Effective Date

This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”).  As an inducement to, and in consideration of, my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

Confidentiality

Permitted Use.  I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company.

Definition of Proprietary Information.  As used in this Agreement, Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy and/or tenure as an independent contractor with the Company:

Written materials of the Company;

The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

All policies, procedures, strategies and techniques regarding the services performed by the Company or regarding the training, marketing and sales of the Company, either oral or written.  The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors.  Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including and not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, funds or portfolio companies, including any “track record” or other financial performance information or results;

All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

“Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy.  “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

Trade Secrets

Use and Return of Proprietary Information and Trade Secrets:

I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company.  I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

Defense of Trade Secrets Act.  Notwithstanding anything to the contrary, I understand and acknowledge that the Company has informed me that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary, I understand and acknowledge that the Company has informed me that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

No Conflicting Obligations

Except as otherwise set forth in the Employment Letter, my performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.  I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity.  Except as otherwise set forth in the Employment Letter, I am not a party to any other agreement that will interfere with my full compliance with this Agreement.  I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

Whistleblowing

Nothing in this Agreement or any other agreement between you and the Company shall be interpreted to limit or interfere with your right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law.  You may report such suspected violations of law, even if such action would require you to share the Company’s Proprietary Information or Trade Secrets with the government agency, provided that any such Proprietary Information is protected to the maximum extent permissible and any such information constituting Trade Secrets is filed only under seal in connection with any court proceeding.  Lastly, nothing in this Agreement or any other agreement between you and the Company will be interpreted to prohibit you from collecting any financial incentives in connection with making such reports nor to require you to notify or obtain approval by the Company prior to making such reports to a government agency.

Survival

Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions.  Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

Specific Performance

A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

Waiver

The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

Severability

If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

Governing Law

This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the state of Florida.

Entire Agreement

Except for the Employment Letter (and the exhibits thereto), this Agreement constitutes the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this Agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period.  This Agreement may be amended or modified only with the written consent of both me and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

Assignment

This Agreement may be assigned by the Company.  I may not assign or delegate my duties under this Agreement without the Company’s prior written approval.  This Agreement shall be binding upon my hairs, successors and permitted assignees.

Date:
EMPLOYEE

(Name)

(Printed Name)

KLX ENERGY SERVICES HOLDINGS, INC.

By:

Title:

Signature Page to the Proprietary Rights Agreement